                                                                    Exhibit 10.9

                                 TAX AGREEMENT

         THIS TAX AGREEMENT entered into on ______________ __, 1996, is made effective as of the effective date of the initial public offering of Common Stock on Registration Statement Form S-1 (the "Effective Date") of Kani, Inc., a California corporation (the "Company"), by and among the Company, and Skechers USA, Inc., a California corporation ("Skechers").

                                   BACKGROUND

         A. Upon the Effective Date, Skechers will contribute to the Company the License Agreement, dated March 30, 1994, between Skechers and Karl Kani (the "Master License"), covering all products marketed and sold under the Karl Kani name and the ongoing footwear business conducted under the Karl Kani name, in exchange for shares representing 100% of the Common Stock of the Company. Furthermore, on the Effective Date, the Company will also issue shares of its Common Stock pursuant to an initial public offering so that Skechers will than own 65% of the outstanding of its Common Stock of the Company. The Company, as a division, is currently included in Skechers' Federal income tax return. The Company files tax returns directly with, and pays Taxes to, states, including California, and local taxing authorities.

         B. Upon the Effective Date, Skechers will not hold the requisite stock interest in the Company for the Company to be a member of Skechers' "affiliated group," as such term is defined in Section 1504(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

         C. The parties hereto desire to apportion liability for taxes among themselves.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         SECTION 1.  DEFINITIONS.

         The following terms, when used in this Agreement with an initial capital letter, have the following meanings:

         "After-Tax Basis" means on a basis such that any payment to be received or deemed to be received by the payee shall be supplemented by a further payment to the payee so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payments to be received or deemed to have been received.

         "Taxes" means any and all taxes (including, without limitation, gross receipts, sales, use, property, income, franchise, capital, occupational, license, value added, excise and stamp taxes and customs duties), assessments, fees (including, without limitation, documentation, license, filing and registration fees) and charges, of any nature or kind whatsoever, together with any penalties, fines, additions to tax or interest thereon, however imposed, withheld, levied, or assessed by any taxing authority.

         SECTION 2. LIABILITY FOR TAXES.

         (a) Tax Liability for Periods Ending on or Before the Effective Date. Skechers shall, on an After-Tax Basis, indemnify and hold harmless the Company from and against any and all liability (including, without limitation, interest, additions to tax and penalties) imposed by any taxing authority for or with respect to Taxes of any entity (including, without limitation, the Company) assessed, for any reason, against the Company for or fairly attributable to any taxable period ending on or before the Effective Date; provided, however, that Skechers shall have no obligation to indemnify the Company to the extent such Taxes have actually been paid or have been disclosed in the statement attached hereto as Exhibit A.

         (b)     Periods Ending After the Effective Date.

                 (1) The Company shall be solely responsible for payment of Taxes imposed by any taxing authority with respect to any period ending after the Effective Date, and the Company shall indemnify and hold harmless Skechers for and against any and all liability for such Taxes.

                 (2) If (x) any adjustment shall be made by any taxing authority for any taxable period, as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding, and if such adjustment results in any tax detriment to the Company with respect to any period ending after the Effective Date or (y) the Company incurs losses which are carried back to prior years and, as a result of any adjustment described in (x) or loss described in (y), Skechers or any affiliate of Skechers for any taxable period realizes a tax benefit, then Skechers shall pay to the Company the amount of such tax benefit at such time or times as Skechers or any affiliate of Skechers realizes such benefit through a refund of Tax or a reduction in the amount of Tax which Skechers or any such affiliate would otherwise have had to pay if such adjustment had not been made or such loss had not been incurred. If any adjustment shall be made by any taxing authority for any taxable period, other than for Taxes described in subsection (b), as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding, and if such adjustment results in any tax determination to Skechers or any of its affiliates with respect to any period ending on or before the Effective Date, and, as a result thereof, the Company or any affiliate of the Company for any taxable period after the Effective Date realizes a tax benefit, then the Company shall pay to Skechers the amount of such benefit at such time or times as the Company or any affiliate of the Company actually realizes such benefit through a refund of Tax or reduction in the amount of Tax which the Company or any such affiliate would otherwise have had to pay if such adjustment had not been made.

         (c) Indemnity with Respect to Specified Events. Notwithstanding anything herein to the contrary, Skechers shall indemnify and hold the Company harmless, on an After-Tax Basis, from any and all liability (including, without limitation, interest, additional to tax and penalties) for Taxes imposed by any taxing authority with respect to any period (i) in connection with the contribution by Skechers of the Master License and the Karl Kani footwear business and the deconsolidation of the Company on the Effective Date, including, without limitation, any restoration of deferred intercompany gain associated with such events, or (ii) by reason the Company being severally liable for the entire tax of any affiliated group of which Skechers is a member pursuant to Treasury Regulations section 1.1502-6(a) or any analogous state or local provision.

         SECTION 3.  TAX RETURNS.

         (a) All Returns For Periods Ending on or Before the Effective Date. The Company shall join for all taxable periods of the Company ending on or before the Effective Date for which the Company is eligible to do so, in any consolidated or combined federal, state and local income and franchise tax returns which Skechers shall request it to join. Skechers shall cause to be prepared and filed all required tax returns of the Company for all periods ending on or before the Effective Date. All such returns of the Company for all periods ending on or before the Effective Date shall be prepared and all elections with respect to such return shall be made, to the extent permitted by law, in a manner consistent with prior practice with respect to the Company. The Company shall cooperate with Skechers in preparation of the portions of such return pertaining it, and shall take no position inconsistent with the Company being a member of the consolidated or combined groups of which Skechers is a member for all such periods. Skechers shall submit copies of such returns to the Company for the Company's approval, which approval shall not be unreasonably withheld.

         (b) All Returns For Periods Ending After the Effective Date. The Company shall be solely responsible for preparation and filing of all returns for periods ending after the Effective Date.

         SECTION 4.  AUDITS AND CONTEST.

         (a) In General. Skechers shall promptly notify the Company in writing upon receipt by Skechers of any notice of (i) any pending or threatened federal, state or local income or franchise tax audits or assessments of the Company, and (ii) any pending or threatened federal, state or local income or franchise tax audits or assessments of Skechers which may affect the liabilities of the Company for Taxes.

         (b) Periods on or Before the Effective Date. For tax periods ending on or before the Effective Date, Skechers shall have the right to represent the Company's interests in any tax audit, or administrative or judicial proceeding and to employ counsel of its choice at its expense. Skechers agrees to consult with the Company and to keep the Company informed on a regular basis regarding the status of any such audit or proceeding.

         (c) Periods After the Effective Date. For tax periods ending after the Effective Date, the Company shall have the right to represent the Company's interest in any tax audit or administrative or judicial proceeding, and to employ counsel of its choice at its expense. The Company agrees to keep Skechers informed on a regular basis regarding any such audit or proceeding and to consult with Skechers with a view to maintaining positions reasonably consistent with those that may be urged by Skechers; provided, however, that the Company shall have ultimate control of any such audit or proceeding.

         SECTION 5.  MISCELLANEOUS.

         (a) Supersedes Prior Agreements. This Agreement supersedes any existing agreement presently in effect between the Company and Skechers or any affiliate of Skechers, including, without limitation, with respect to the subject matter hereof.

         (b) Cooperation. After the Effective Date, the Company and Skechers shall make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of the Company for all periods prior to or including the Effective Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

         (c) Consistency. Unless otherwise required to settle any adjustments proposed or asserted by a taxing authority, the Company shall not take any material position with respect to federal, state or local income or franchise taxes or foreign income taxes for periods ending after the Effective Date that is inconsistent with positions taken by the Company with respect to taxes for periods ending on or before the Effective Date; provided, however,, that, within 30 days of notification by the Company of a proposed assertion of an inconsistent tax position, Skechers shall have furnished to the Company an opinion of counsel, which counsel shall be reasonable satisfactory to the Company, to the effect that there is "substantial authority" (or such higher standard as may be required by Code Section 6662(d)(2)(C)) within the meaning of section 6662(d)(2)(B)(i) of the Code for not asserting such inconsistent tax position.

         (d) Elections. Skechers acknowledges that, for any period on or after the Effective Date, the Company may make any election, and any affiliated group of which the Company after the Effective Date was or is a member may cause the Company to make any election, respectively permitted to them under the Code, including, without limitation, the election set forth in section 172(b)(3) of the Code.

         (e) Payments. Amounts payable pursuant to this Agreement shall be paid within 30 days after notice and demand therefor by the person entitled thereto.

         (f)     Reference Provision.

                 (i) Each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to the Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in Los Angeles County, California, in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior court of Los Angeles County (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Los Angeles County Superior Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one preemptory challenge pursuant to CCP 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall entered pursuant to CCP 644 in any court in the State of California having jurisdiction. Any party may apply for a reference at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and, request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties.

                 (ii) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

                 (iii) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

                 (iv) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Los Angeles County Superior Court, in accordance with the California Arbitration Act, Sections 1280 through 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

         (g) Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic or facsimile communications) and shall be mailed (return receipt requested), telegraphed , sent by facsimile or delivered to each party at the address set forth as follows, or at such other addresses either party may designate by notice to the other, and any such notice, request, demand or other communication shall be effective upon receipt.

If to Skechers:                   Skechers USA, Inc.
                                  228 Manhattan Beach Blvd., Suite 200
                                  Manhattan Beach, CA 90266
                                  Telephone:  (310) 318-3100
                                  Facsimile:  (310) 318-5019
                                  Attention:  Robert Greenberg
                                              Chief Executive Officer

If to the Company:                Kani, Inc.
                                  228 Manhattan Beach Blvd., Suite 200
                                  Manhattan Beach, CA 90266
                                  Telephone:  (310)
                                  Facsimile:  (310)
                                  Attention:

         (g)     Governing Law.   This Agreement shall be deemed a contract
made under the laws of the State of California, and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of such State.

         (h) Sections and Headings. All "Section" references herein are to a section of this Agreement, unless otherwise stated. Titles or captions of Sections or subsections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Skechers and the Company have caused this Agreement to be duly executed as of the date first herein above set forth.


                                           SKECHERS USA, INC.
                                           A CALIFORNIA CORPORATION



                                           By: _______________________________
                                               Name:
                                               Title:




                                           KANI, INC.
                                           A CALIFORNIA CORPORATION



                                           By: _______________________________
                                               Name:
                                               Title: